EXHIBIT 11

                              DOCUCON, INCORPORATED

                          COMPUTATION OF LOSS PER SHARE


                                                                                       YEAR ENDED DECEMBER 31
                                                                                    ------------------------------
                                                                                       1999               1998
                                                                                    -----------        -----------
COMPUTATION OF BASIC LOSS PER SHARE:
   Net loss ....................................................................    $(3,566,828)       $(5,085,694)
      Less- Preferred stock dividend requirements ..............................        (19,250)           (27,462)
                                                                                    -----------        -----------

   Net loss applicable to common stockholders ..................................    $(3,586,078)       $(5,113,156)
                                                                                    ===========        ===========


WEIGHTED AVERAGE NUMBER OF SHARES OF COMMON STOCK
   OUTSTANDING USED FOR COMPUTATION ............................................      3,386,768          3,300,056
                                                                                    ===========        ===========

BASIC LOSS PER COMMON SHARE ....................................................    $     (1.06)       $     (1.55)
                                                                                    ===========        ===========



COMPUTATION OF DILUTED LOSS PER SHARE:
   Net loss ....................................................................    $(3,566,828)       $(5,085,694)
   Preferred stock dividend requirements .......................................        (19,250)           (27,462)
   Decrease in net loss applicable to common stock for preferred stock dividends
      not incurred upon assumed conversion of preferred stock ..................         19,250             27,462
                                                                                    -----------        -----------

         Net loss applicable to common stockholders used for computation .......    $(3,566,828)       $(5,085,694)
                                                                                    ===========        ===========

   Weighted average number of shares of common stock outstanding ...............      3,386,768          3,300,056


   Weighted average incremental shares outstanding upon assumed
      conversion of options and warrants .......................................         23,249             91,073


   Weighted average incremental shares outstanding upon assumed
      conversion of the preferred stock ........................................         58,331             82,975
                                                                                    -----------        -----------


WEIGHTED AVERAGE NUMBER OF SHARES OF COMMON STOCK
   AND COMMON STOCK EQUIVALENTS OUTSTANDING USED FOR
   COMPUTATION .................................................................      3,468,348          3,474,104
                                                                                    ===========        ===========


DILUTED LOSS PER COMMON SHARE AND COMMON
   SHARE EQUIVALENTS ...........................................................    $     (1.03)(a)    $     (1.46)(a)
                                                                                    ===========        ===========

      (a) This calculation is submitted in accordance with Item 601(b)(11) of Regulation S-K although it is not required by SFAS No. 128 because it is antidilutive.